As filed with the Securities and Exchange Commission on November 13, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

ScanSource, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK

no par value

(Title of Class of Securities)

806037107

(CUSIP Number of Class of Securities of Underlying Common Stock)

John J. Ellsworth Secretary and General Counsel SCANSOURCE, INC. 6 Logue Court Greenville, South Carolina 29615 (864) 288-2432	Copies to: Gary C. Ivey, Esq. Alston & Bird LLP 101 S. Tryon Street, Suite 4000 Charlotte, North Carolina 28280-4000 (704) 444-1090

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$4,619,335.00	$142.00

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 338,338 shares of common stock of ScanSource, Inc. having a book value of $4,619,335.00 as of November 6, 2007 will be amended pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.

**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $30.70 per $1,000,000 of the aggregate amount of transaction value. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used for any other purpose.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $142.00.

Form or Registration No.: 005-53597.

Filing Party: ScanSource, Inc.

Date Filed: November 7, 2007.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 1 to the Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 7, 2007, by ScanSource, Inc. (the “Company”) relating to its offer to amend certain outstanding options to purchase common stock of the Company granted under the Company’s 1997 Stock Incentive Plan, as amended, or the Amended and Restated 2002 Long-Term Incentive Plan, as amended, upon the terms and conditions set forth in the Offer to Amend Eligible Options, dated November 7, 2007, which was filed as Exhibit 99(a)(1)(A) to this Schedule TO. This Amendment No. 1 is filed solely to file Exhibit 99(a)(1)(J) and Exhibit 99(a)(1)(K).

ITEM 12. EXHIBITS.

Item 12 of this Schedule TO is hereby amended and supplemented to include the following exhibits:

Exhibit Number	Description
99(a)(1)(A)*	Offer to Amend Eligible Options, dated November 7, 2007.

99(a)(1)(B)**	Email Communications to Certain Optionees regarding Option Repricing Meetings, dated November 6, 2007 (previously filed with the Company’s Schedule TO-C filed with the SEC on November 6, 2007).

99(a)(1)(C)*	Form of Email Announcing Commencement of the Tender Offer.

99(a)(1)(D)*	Form of Election Form (filed as Attachment B to Exhibit 99(a)(1)(A)).

99(a)(1)(E)*	Withdrawal Form (filed as Attachment C to Exhibit 99(a)(1)(A)).

99(a)(1)(F)*	Form of Acknowledgement of Receipt of Election Form/Withdrawal Form (filed as Attachment D to Exhibit 99(a)(1)(A)).

99(a)(1)(G)*	Form of Amendment to Stock Option Agreement and Promise to Make Cash Payment (filed as Attachment E to Exhibit 99(a)(1)(A)).

99(a)(1)(H)*	ScanSource Presentation to Eligible Optionees dated November 7, 2007.

99(a)(1)(I)*	Form of Email to Certain Offerees Transmitting Corrected Election Form.

99(a)(1)(J)	Form of Email Transmitting Frequently Asked Questions Regarding the Tender Offer.

99(a)(1)(K)	Form of Reminder Email to Eligible Optionees Who Have Not Elected.

99(b)	Credit Agreement dated as of September 28, 2007, among ScanSource, Inc., the Subsidiary Borrowers party thereto, the Lenders party thereto and, J.P.Morgan Chase Bank, N.A. as Administrative Agent, Swingline Lender and Issuing Bank, Wachovia Bank, N.A. as Syndication Agent, and Regions Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2007).

99(c)	Not applicable.

99(d)(1)	The ScanSource, Inc. 1997 Stock Incentive Plan (incorporated by reference from Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999).

99(d)(2)	The ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (as contemplated to be amended) (incorporated by reference from Annex A of the Company’s Definitive Proxy Statement filed with the SEC on October 23, 2007).

99(d)(3)	Form of Incentive Stock Option Agreement under 1997 Plan (filed with Exhibit 99 (d)(1)).

99(d)(4)	Form of Non-Qualified Stock Option Agreement under 1997 Plan (filed with Exhibit 99 (d)(1)).

99(d)(5)	Form of Incentive Stock Option Agreement under 2002 Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2005).

99(e)	Not applicable.

99(f)	Not applicable.

99(g)	Not applicable.

99(h)	Not applicable.

*	Previously filed with the Schedule TO-I filed with the Securities and Exchange Commission on November 7, 2007 and incorporated herein by reference.
**	Previously filed with the Schedule TO-C filed with the Securities and Exchange Commission on November 6, 2007 and incorporated herein by reference.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2007

SCANSOURCE, INC.

By:	/s/ Richard P. Cleys
Richard P. Cleys
Vice President and Chief
Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description
99(a)(1)(A)*	Offer to Amend Eligible Options, dated November 7, 2007.

99(a)(1)(B)**	Email Communications to Certain Optionees regarding Option Repricing Meetings, dated November 6, 2007 (previously filed with the Company’s Schedule TO-C filed with the SEC on November 6, 2007).

99(a)(1)(C)*	Form of Email Announcing Commencement of the Tender Offer.

99(a)(1)(D)*	Form of Election Form (filed as Attachment B to Exhibit 99(a)(1)(A)).

99(a)(1)(E)*	Withdrawal Form (filed as Attachment C to Exhibit 99(a)(1)(A)).

99(a)(1)(F)*	Form of Acknowledgement of Receipt of Election Form/Withdrawal Form (filed as Attachment D to Exhibit 99(a)(1)(A)).

99(a)(1)(G)*	Form of Amendment to Stock Option Agreement and Promise to Make Cash Payment (filed as Attachment E to Exhibit 99(a)(1)(A)).

99(a)(1)(H)*	ScanSource Presentation to Eligible Optionees dated November 7, 2007.

99(a)(1)(I)*	Form of Email to Certain Offerees Transmitting Corrected Election Form.

99(a)(1)(J)	Form of Email Transmitting Frequently Asked Questions Regarding the Tender Offer.

99(a)(1)(K)	Form of Reminder Email to Eligible Optionees Who Have Not Elected.

99(b)	Credit Agreement dated as of September 28, 2007, among ScanSource, Inc., the Subsidiary Borrowers party thereto, the Lenders party thereto and, J.P.Morgan Chase Bank, N.A. as Administrative Agent, Swingline Lender and Issuing Bank, Wachovia Bank, N.A. as Syndication Agent, and Regions Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2007).

99(c)	Not applicable.

99(d)(1)	The ScanSource, Inc. 1997 Stock Incentive Plan (incorporated by reference from Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999).

99(d)(2)	The ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (as contemplated to be amended) (incorporated by reference from Annex A of the Company’s Definitive Proxy Statement filed with the SEC on October 23, 2007).

99(d)(3)	Form of Incentive Stock Option Agreement under 1997 Plan (filed with Exhibit 99 (d)(1)).

99(d)(4)	Form of Non-Qualified Stock Option Agreement under 1997 Plan (filed with Exhibit 99 (d)(1)).

99(d)(5)	Form of Incentive Stock Option Agreement under 2002 Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2005).

99(e)	Not applicable.

99(f)	Not applicable.

99(g)	Not applicable.

99(h)	Not applicable.

*	Previously filed with the Schedule TO-I filed with the Securities and Exchange Commission on November 7, 2007 and incorporated herein by reference.
**	Previously filed with the Schedule TO-C filed with the Securities and Exchange Commission on November 6, 2007 and incorporated herein by reference.